Exhibit 99.1

For Immediate Release

Contact:	John C. Merriwether
Director of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS RECORD SECOND QUARTER

Earnings Per Share Increases 15%

NAPLES, FLORIDA (April 22, 2003) Health Management Associates, Inc. (NYSE: HMA) announced today that its earnings per share (diluted) for the second quarter ended March 31, 2003 were $.31, up 15%, or $.04, from $.27 per share for the same quarter a year ago. Net income for the quarter increased $8.9 million to $78.1 million, from $69.2 million for the same quarter a year ago, and net patient service revenue grew $66.6 million to $646.5 million from $579.9 million for the same period a year ago.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 7.4% during the second quarter, at the upper end of HMA’s objective range of between 5% and 8%. This represents HMA’s 58th consecutive quarter of same hospital revenue growth. Among the factors contributing to the revenue growth were a 2.8% increase in same hospital admissions, and a 0.5% increase in same hospital surgeries. Overall, HMA’s total admissions grew 7.5% in the second quarter as compared to the same quarter a year ago, reflecting the admission contribution from hospitals acquired during the twelve months ended March 31, 2003. Likewise, same hospital adjusted admissions, which adjusts admissions for outpatient volume, grew 2.4% in the second quarter as compared to the same period a year ago. HMA’s continued focus on outpatient services, including emergency room services, which experienced an impressive 4.2% increase in visits during the second quarter compared to the same quarter a year ago, contributed to the adjusted admission increase.

HMA’s industry-leading same hospital EBITDA margins expanded 60 basis points to 27.0% in the second quarter, up from 26.4% for the same period a year ago. This margin increase resulted from top-line revenue growth and more effective cost controls as HMA continues to implement its proven operating strategies at our newer same hospital facilities. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and minority interest. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this press release under Supplemental Consolidated Statements of Income Information. Management believes that providing non-GAAP information regarding EBITDA is important for investors, as it provides a measure of liquidity and performance.

“Delivering on our commitments to expand services, invest needed capital and address physician needs in the communities we serve has generated consistent, excellent results over the past 14 years. We are very pleased to announce that the first six months of fiscal year 2003 have continued this trend,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “HMA has and continues to focus on hospitals in non-urban communities. By leveraging our leadership expertise at the local hospital level with prudent fiscal policies and HMA’s proprietary management information system, The Pulse System, HMA continues to enhance the quality of health care in the communities it serves. The combination of these crucial attributes has reduced patient outmigration, provided a catalyst for community development, and improved the overall quality of health care in HMA’s markets. Expansion projects are ongoing at many HMA facilities as a result of our operating strategies, as more and more patients seek quality health care close to home. Managing the growth requires a disciplined acquisition strategy in both price and location, and the human, technological and financial resources necessary to take advantage of opportunity.”

For the six months ended March 31, 2003, HMA’s net earnings increased 15% to $137.7 million or $.55 per share (diluted) compared to $119.7 million or $.47 per share (diluted) for the same period a year ago. HMA reported total net patient service revenue for the period of $1.26 billion, an increase of 17% from $1.08 billion for the comparable six-month period a year ago.

Business office operations remain a focus at HMA’s hospitals as bad debt expense for the quarter ended March 31, 2003 was 7.0%, decreasing 50 basis points from 7.5% for the same quarter a year ago, and 60 basis points sequentially, compared to the quarter ended December 31, 2002. “We continue to see outstanding results from the dedicated staff in our hospitals’ business offices, with the second quarter of fiscal year 2003 marking the 9th consecutive quarter of bad debt expense below 8% of net revenue. Up front collection efforts continue to improve, as do our efforts to qualify patients for needed financial assistance,” added Vumbacco.

HMA’s focus on cash collections continues to result in Days Sales Outstanding (“DSOs”) again falling within HMA’s stated objective range of between 65 and 73 days, as published at the beginning of this fiscal year. DSOs for the quarter ended March 31, 2003 were 69 days, up slightly from the 68 days reported for the same quarter a year ago. Cash flow from operations was $147.6 million for the six-month period ended March 31, 2003.

During the past eighteen to twenty-four months, HMA has paid particular attention to improving hospital working conditions in order to address nursing shortages in its markets. As previously announced, during the latter part of fiscal 2002, HMA created an internal nursing agency named NurseSelect™ in two of the markets it serves. As planned, HMA has expanded NurseSelect™ to a third market, and has seen significant progress in reducing agency expense. HMA has also experienced a moderation in the increases in salary and benefit expense. Same hospital salaries and benefits expense, as a percent of revenue, increased 20 basis points during the second quarter to 36.9% compared to the same quarter a year ago. “Leadership is the catalyst that affects change, and our improvements in working conditions, recruitment, retention and overall nursing quality is a direct reflection of the outstanding nursing leadership provided in HMA’s hospitals.” said Vumbacco.

HMA’s first acquisition of fiscal year 2003, the 67-bed Madison County Medical Center, located in Canton, Mississippi was completed on December 31, 2002. Most recently, HMA announced the signing of a definitive agreement to acquire the 226-bed Providence Yakima Medical Center, located in Yakima, Washington, and the 63-bed Providence Toppenish Hospital, located in Toppenish, Washington. The hospitals are being acquired from the Providence Health System, a not-for-profit organization sponsored by the Sisters of Providence religious community. “These two full-service hospitals, including the area’s only open heart surgery program, serve a growing service area with nearly 250,000 residents and represent approximately $125 million in net patient service revenues,” added Vumbacco. “Over the next five years, we believe that HMA’s geographic boundaries will broaden. However, we do not intend to change HMA’s long-standing disciplined approach to acquiring non-urban hospitals with turnaround potential, at reasonable prices. HMA’s pipeline for acquisition opportunities remains active.”

On January 28, 2003, HMA’s Board of Directors approved a quarterly cash dividend, and on March 3, 2003, HMA paid shareholders of record, as of February 7, 2003, a cash dividend of $0.02 per share. As previously reported, in creating the initial dividend policy, the Board of Directors cited both HMA’s strong operational history over a long period of time, as well as HMA’s desire to provide its shareholders with an additional opportunity for a return on their investment. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from the rest of the industry.

Replacement hospitals have provided HMA with an alternative strategy to simply renovating existing facilities when expansion of services and patient needs outgrow a hospital’s physical plant. After completing five replacement hospital projects over the 36-month period ending in June 2000, HMA has committed to three additional replacement hospital projects. Ground has been broken on the new Community Hospital of Lancaster replacement hospital, located in Lancaster, Pennsylvania. Subsequently, on April 7, 2003, HMA celebrated the State of Florida’s granting of a Certificate of Need for the new Brooksville Regional Hospital replacement hospital, located in Brooksville, Florida. Both of these hospitals are expected to be completed within 24 months of their respective ground-breakings with a total cost of approximately $95 million.

“The success of our replacement hospital program has been very exciting,” added Vumbacco. “We have a standard project delivery program for our replacement hospitals that has enabled HMA to complete all of our replacement hospitals on time and without change orders. The result is a very patient and physician friendly hospital at a reasonable cost, allowing HMA to deliver the high quality of patient care that our communities have come to expect.”

The senior management team will discuss HMA’s performance in greater detail during a live conference call and audio webcast later this afternoon. All interested investors are invited to access the webcast at 12:30 p.m. EST, via HMA’s website at www.hma-corp.com or via www.streetevents.com. The webcast will be archived on the HMA website under the “Investor Relations” section.

HMA is the largest operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 14 years of uninterrupted operating earnings growth and upon completing its previously announced transaction to acquire the 226-bed Providence Yakima Medical Center and the 63-bed Providence Toppenish Hospital, will operate 46 hospitals in 15 states with 6,326 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES,INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Net patient service revenue	$646,472	$579,948	$1,255,891	$1,075,769
Costs and expenses:
Salaries and benefits	245,946	219,044	488,457	414,792
Supplies and other	183,526	163,678	363,468	307,111
Provision for doubtful accounts	45,017	43,713	91,324	80,591
Depreciation and amortization	27,113	23,893	53,200	45,541
Rent expense	12,106	11,569	24,211	22,495
Interest, net	3,712	4,086	7,473	8,202

Total costs and expenses	517,420	465,983	1,028,133	878,732

Income before minority interests and income taxes	129,052	113,965	227,758	197,037
Minority interests in earnings of consolidated entities	1,063	—	1,985	—

Income before income taxes	127,989	113,965	225,773	197,037
Provision for income taxes	49,924	44,729	88,052	77,335

Net Income	$78,065	$69,236	$137,721	$119,702

Net income per share:
Basic	$0.33	$0.29	$0.58	$0.49

Diluted	$0.31	$0.27	$0.55	$0.47

Weighted average number of shares outstanding:
Basic	238,673	241,259	238,631	242,467

Diluted	256,993	260,661	257,066	262,035

EARNINGS PER SHARE CALCULATION

Net income	$78,065	$69,236	$137,721	$119,702
Add: Interest from convertible debt, net of taxes	1,393	1,355	2,786	2,710

Adjusted net income	$79,458	$70,591	$140,507	$122,412

Basic shares outstanding	238,673	241,259	238,631	242,467
Add: Employee stock options	3,871	4,953	3,986	5,119
Convertible shares	14,449	14,449	14,449	14,449

Diluted shares outstanding	256,993	260,661	257,066	262,035

Diluted earnings per share	$0.31	$0.27	$0.55	$0.47

HEALTH MANAGEMENT ASSOCIATES,INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	September 30, 2002
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$160,660	$123,736
Accounts receivable, net	495,307	454,427
Other current assets	141,009	117,623
Property, plant and equipment	1,318,665	1,281,782
Restricted funds	1,038	1,450
Other assets	393,382	385,299

	$2,510,061	$2,364,317

Liabilities and Stockholders’ Equity
Current liabilities	$285,405	$273,743
Deferred income taxes	21,401	17,861
Other long-term liabilities and minority interests	73,082	75,802
Long-term debt	653,033	650,159
Stockholders’ equity	1,477,140	1,346,752

	$2,510,061	$2,364,317

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Same Store Hospitals
Occupancy	51.8%	50.7%	49.6%	47.8%
Patient Days	262,803	258,483	464,903	451,086
Admissions	58,504	56,894	103,912	99,924
Adjusted Admissions	90,967	88,823	163,213	158,216
Average length of stay	4.5	4.5	4.5	4.5
Total surgeries	50,993	50,734	94,158	93,245
OP Revenue percentage	44.0%	43.5%	45.1%	44.2%
IP Revenue percentage	56.0%	56.5%	54.9%	55.8%

Total Hospitals
Occupancy	53.0%	51.6%	50.5%	48.6%
Patient Days	286,523	269,317	548,870	493,019
Admissions	61,228	56,970	119,212	104,884
Adjusted Admissions	95,321	88,894	186,629	165,574
Average length of stay	4.7	4.7	4.6	4.7
Total surgeries	52,782	50,734	104,113	97,068
OP Revenue percentage	43.8%	43.4%	44.2%	44.2%
IP Revenue percentage	56.2%	56.6%	55.8%	55.8%

HEALTH MANAGEMENT ASSOCIATES,INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Net patient service revenue	$646,472	$579,948
Less acquisitions, corporate and other	27,708	3,613

Same hospital net patient service revenue	$618,764	$576,335

Income before minority interests and income taxes	$129,052	$113,965
Add:
Interest, net	3,712	4,086
Depreciation and amortization	27,113	23,893

EBITDA	159,877	141,944
Adjustment for acquisitions, corporate and other	7,456	9,994

Same hospital EBITDA	$167,333	$151,938

Same hospital EBITDA margins =
Same hospital EBITDA / same hospital
net patient service revenue	27.0%	26.4%